Exhibit 99.1

COMPANY CONTACT: Ryan Bowie Vice President and Treasurer Strategic Hotels & Resorts (312) 658-5766

FOR IMMEDIATE RELEASE

TUESDAY, DECEMBER 22, 2009

STRATEGIC HOTELS & RESORTS CLOSES SALE OF

THE RENAISSANCE PARIS HOTEL LE PARC TROCADERO

Chicago, IL—December 22, 2009—Strategic Hotels & Resorts, Inc. (NYSE: BEE), today announced that the company closed on its disposition of the Renaissance Paris Hotel Le Parc Trocadero to an investment group led by an affiliate of Westmont Hospitality for a purchase price of €35.5 million (approximately $51.5 million).

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The company currently has ownership interests in 17 properties with an aggregate of 8,002 rooms. For a list of current properties and for further information, please visit the company’s website at www.strategichotels.com.

This press release contains forward-looking statements about Strategic Hotels & Resorts (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: volatility in equity or debt markets; failure of closing contingencies or conditions to be satisfied; availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; delays in construction and development; demand for hotel condominiums; risks related to natural disasters; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

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Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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